Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Third Quarter Fiscal Year 2015 Financial Results

Dallas, Texas – May 7, 2015 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the quarter ended March 28, 2015.

Third Quarter Fiscal Year 2015 Compared to 2014

Revenue in the third quarter of fiscal 2015 increased $2.5 million or 7.7 percent to $34.8 million. The year-over-year growth in revenue is largely attributed to increased revenue from our Environmental Systems segment. Higher demand for environmental solutions, combined with the benefit of the acquisition of the assets of CCA Combustion Systems (“CCA”) completed in March 2014 drove the increase in revenue in the period.

Gross profit increased in the quarter by $0.5 million or 6.7 percent to $8.6 million on higher revenue, which was offset by cost overruns and customer back-charges on two projects completed during the quarter. These overruns and back-charges reduced gross margin by approximately $1.9 million in the quarter. Gross profit as a percent of revenue declined slightly to 24.7 percent in the quarter from 24.9 percent in the prior year.

Operating expenses decreased $0.4 million or 3.2 percent in the quarter. Operating expenses in the third quarter of fiscal 2014 included some costs which were not repeated in fiscal 2015, including due diligence and transaction costs associated with the acquisition of CCA and implementation of the ERP system in our European locations. The benefit from these costs not repeating in fiscal 2015 were partially offset by normal operating expenses associated with CCA. Net loss attributable to PMFG, Inc. common stockholders was $2.4 million or $0.11 per diluted share in the quarter compared to a net loss of $3.8 million or $0.18 per diluted share in the prior year.

During the third quarter of fiscal 2015, the Company sold its heat exchanger product line, including the Alco, Alco-Twin, and Bos-Hatten brand names. The product line and related trade names were acquired in 2008 with the purchase of Nitram Energy, Inc. The sale resulted in a gain of $1.2 million in the quarter. Excluding the gain from the sale of the heat exchanger brands in fiscal 2015 and the transaction costs associated with the acquisition of the assets of CCA in fiscal 2014, net loss attributable to PMFG, Inc. common stockholders was $3.6 million or $0.17 per diluted share in the third quarter of fiscal 2015 compared to a net loss of $3.1 million or $0.15 per share in fiscal 2014. A reconciliation between GAAP and non-GAAP financial results is shown in the tables accompanying this release.

Reporting Segments

Process Products segment revenue decreased $1.1 million or 4.4 percent in the quarter to $23.1 million. The decrease is attributable to lower relative revenue from separation and filtration projects in the United States and Germany. Cost overruns and back-charges from a single contract reduced gross margin in the quarter by $1.4 million or 6.1% of revenue. Our economics on this project were negatively impacted by customer-imposed fabrication requirements, which exceeded those stated in the contractual agreement. Due to the fixed-priced nature of the contract, we were unable to recover the incremental costs incurred. Segment operating income remained relatively flat, as the impact of lower revenue and lower margin was offset with reductions in operating expenses when compared to the same quarter in fiscal 2014.

Environmental Systems segment revenue increased $3.6 million or 44.0 percent in the quarter to $11.7 million. Increased demand for air pollution control solutions in the United States combined with the benefit of the acquisition of CCA drove the higher revenue. Customer back-charges on a project completed in the quarter negatively impacted gross profit by $0.5 million in the quarter. Despite the impact of the back-charges, the Environmental Systems segment realized gross profit of $4.4 in the quarter or 37.8% of segment revenue. Segment operating income increased $0.8 million to $2.6 million compared to $1.8 million in the prior year on higher revenue and relative gross profit.

Fiscal Year-To-Date 2015 Compared to 2014

Revenue for the nine month period ended March 28, 2015 increased $30.0 million or 33.0 percent to $120.9 million. The year-over-year growth in revenue is largely attributed to increased revenue in the United States with positive contributions from the EMEA and APAC regions.

Gross profit increased by $10.3 million or 40.0 percent to $36.2 million compared to $25.9 million in fiscal 2014. Included in cost of goods sold for fiscal 2015 is $399,000 benefit from the reimbursement of previously incurred warranty costs. Included in cost of goods sold for fiscal 2014 is $485,000 of restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the remaining plants in Texas. During the nine months ended fiscal 2015, gross profit as a percentage of revenue benefitted from operational initiatives designed to improve project execution, but much of that benefit was offset by cost overruns and customer back-charges on two projects completed in the third quarter.

Operating expenses increased $4.6 million or 14.2 percent in the nine month period largely attributed to the acquisition of CCA, global information technology system expenditures and process-improvement initiatives. The net loss attributable to PMFG, Inc. common stockholders was $1.8 million or $0.09 per diluted share for the nine months compared to a net loss of $8.4 million and $0.40 per diluted share in the prior year.

Reporting Segments

Process Products segment revenue increased $5.0 million or 6.8 percent to $77.9 million. The increase in revenue is attributed to higher demand for pressure vessels and oily water separation applications destined for the EMEA region. Year-to-date gross profit is generally flat compared to the prior year as the benefit of higher revenue was offset by cost overruns and back-charges. Segment operating income increased $1.6 million or 38.3 percent to $5.6 million.

Environmental Systems segment revenue increased $25.0 million or 138.7 percent to $43.0 million. The higher revenue reflects the acquisition of CCA, combined with higher demand for environmental solutions. Segment operating income increased $6.1 million to $10.1 million.

Net Bookings and Backlog

Net bookings totaled $27.6 million and $104.8 million during the three and nine month periods ended March 28, 2015, respectively. This compares to net bookings of $38.8 million and $111.0 million for the three and nine month periods ended March 29, 2014. Bookings in the quarter were negatively impacted by the well-publicized decline in global oil and natural gas prices. We experienced delays in the award of a number of large projects in the quarter as the customers became more conservative in allocating capital to new projects as well as those in process.

The backlog at March 28, 2015 was $99.8 million compared to $107.1 million at the end of December. Approximately $6 million of the backlog value is currently subject to customer-driven delays, attributed largely to uncertainties surrounding the decline in energy prices. Based on discussions with these customers, we expect the customer-driven delays to be temporary rather than result in the cancelation of the projects. Excluding these projects, for which the timeline for completion is uncertain, we expect 85 percent of the backlog value at March 28, 2015 to be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At March 28, 2015, the Company reported $35.4 million of cash and cash equivalents (including $16.1 million of cash and cash equivalents restricted as collateral for outstanding letters of credit), total assets of $167.0 million, net working capital of $51.2 million and a current ratio of 1.9 to 1.0.

Unrestricted cash and cash equivalents decreased $8.0 million during the nine month period ended March 28, 2015, compared to a decrease of $10.5 million in the prior year period. Cash flows in year-to-date fiscal 2015 include $4.6 million used in operating activities, $0.6 million used in investing activities, $1.6 million used in financing activities and $1.1 million effect of exchange rate changes on cash.

Industry Conditions and Forward Outlook

Peter J. Burlage, President and Chief Executive Officer, stated, “Earlier this week, we announced the pending merger with CECO Environmental Corp. Our team is extremely excited about the opportunities for both top line growth and improvement in operating leverage that we anticipate from the merger. Initial feedback from our customers, employees and business partners has been very positive.”

“As announced at the end of March, we were successful in disposing of our heat exchanger product line. While the heat exchanger product line was highly aligned with our focus on energy efficiency, the competitive landscape combined with the margin profile did not fit our strategic focus.”

Mr. Burlage continued, “On the operational side, I was pleased with the progress underway to improve the efficiency of product through our manufacturing facilities, as well as the initiatives to reduce ongoing operating costs. Unfortunately, that progress was somewhat offset by cost overruns on two of the Company’s larger projects. Despite these short-term issues, I remain enthusiastic about our prospects both for revenue growth and improved operating efficiencies.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the third quarter ended March 28, 2015, during a conference call scheduled for Thursday, May 7, 2015, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 271 6130 (domestic) or +1 617 213 8894 (international) and entering access code 98520364, a few minutes before 9:30 a.m. EST on May 7, 2015. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through May 14, 2015 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 65880059. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the ability to complete the pending merger with CECO Environmental; the Company’s ability to increase revenue and market share; the receipt of new, and the non-cancellation of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to identify growth opportunities, including through acquisitions and strategic partnerships; the Company’s ability to satisfy financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014.

The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, President and Chief Executive Officer
Mr. Ronald L. McCrummen, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone:	(214) 353-5545
Fax:	(214) 351-4172
www.peerlessmfg.com

or

Mr. Shawn Severson
The Blueshirt Group
Phone:	(415) 489-2198
Email:	shawn@blueshirtgroup.com

Important Information for Investors and Stockholders

The information in this press release is not a substitute for the prospectus/proxy statement that CECO Environmental Corp. (“CECO”) and PMFG, Inc. (“PMFG”) will file with the SEC, which will include a prospectus with respect to shares of CECO common stock to be issued in the merger and a proxy statement of each of CECO and PMFG in connection with the merger between CECO and PMFG (the “Prospectus/Proxy Statement”). The Prospectus/Proxy Statement will be sent or given to the stockholders of CECO and PMFG when it becomes available and will contain important information about the merger and related matters, including detailed risk factors. CECO’s AND PMFG’s SECURITY HOLDERS ARE ADVISED TO READ THE PROSPECTUS/PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Prospectus/Proxy Statement and other documents that will be filed with the SEC by CECO and PMFG will be available without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) CECO Environmental Corp. by mail at 4625 Red Bank Road Suite 200, Cincinnati, Ohio 45227, Attention: Investor Relations, by telephone at 800-333-5475 or by going to CECO’s Investor page on its corporate website at www.cecoenviro.com; or (2) PMFG, Inc. by mail at 14651 North Dallas Parkway Suite 500, Dallas, Texas 75254, Attention: Investor Relations, by telephone at 877-879-7634, or by going to PMFG, Inc.’s Investors page on its corporate website at www.pmfginc.com. A final proxy statement or proxy/prospectus statement will be mailed to stockholders of CECO and PMFG as of their respective record dates.

The information in this press release is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This press release is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Proxy Solicitation

CECO and PMFG, and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of CECO is set forth in the proxy statement for CECO’s 2015 annual meeting of stockholders and CECO’s 10-K for the year ended December 31, 2014. Information about the directors and executive officers of PMFG is set forth in the proxy statement for PMFG’s 2014 annual meeting of shareholders and PMFG’s Form 10-K for the year ended June 28, 2014. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended March 28,			Three Months Ended March 29,
	2015			2014
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenue	$34,766	$—	$34,766	$32,273	$—	$32,273
Cost of goods sold	26,185	—	26,185	24,231	(64)	24,167

Gross profit	8,581	—	8,581	8,042	64	8,106
Operating expenses	11,288	—	11,288	11,659	(576)	11,083

Operating income	(2,707)	—	(2,707)	(3,617)	640	(2,977)
Other income (expense):
Interest income	25	—	25	31	—	31
Interest expense	(674)	—	(674)	(436)	—	(436)
Foreign exchange gain (loss)	(197)	—	(197)	(194)	—	(194)
Other income (expense), net	1,280	(1,238)	42	13	—	13

Income (loss) before income taxes	(2,273)	(1,238)	(3,511)	(4,203)	640	(3,563)
Income tax benefit (expense)	(38)	—	(38)	439	—	439

Net earnings (loss)	(2,311)	(1,238)	(3,549)	(3,764)	640	(3,124)
Less net income (loss) attributable to noncontrolling interest	62	—	62	17	—	17

Net earnings (loss) attributable to PMFG	$(2,373)	$(1,238)	$(3,611)	$(3,781)	$640	$(3,141)

Basic earnings per share	$(0.11)		$(0.17)	$(0.18)		$(0.15)
Diluted earnings per share	$(0.11)		$(0.17)	$(0.18)		$(0.15)

Weighted-average shares outstanding
Basic	21,301		21,301	21,097		21,097
Diluted	21,301		21,301	21,097		21,097

Adjusted EBITDA
Net earnings (loss)			$(3,549)			$(3,124)
Depreciation and amortization			603			626
Interest expense, net			649			405
Income tax expense (benefit)			38			(439)

Adjusted EBITDA			$(2,259)			$(2,532)

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Nine Months Ended March 28,			Nine Months Ended March 29,
	2015			2014
Operating Results	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(c)	Non-GAAP

Revenue	$120,945	$—	$120,945	$90,958	$—	$90,958
Cost of goods sold	84,733	399	85,132	65,080	(485)	64,595

Gross profit	36,212	(399)	35,813	25,878	485	26,363
Operating expenses	37,366	399	37,765	32,730	(576)	32,154

Operating income	(1,154)	(798)	(1,952)	(6,852)	1,061	(5,791)
Other income (expense):
Interest income	59	—	59	63	—	63
Interest expense	(1,491)	—	(1,491)	(1,142)	—	(1,142)
Foreign exchange gain (loss)	(97)	—	(97)	(666)	—	(666)
Other income (expense), net	1,585	(1,238)	347	84	—	84

Income (loss) before income taxes	(1,098)	(2,036)	(3,134)	(8,513)	1,061	(7,452)
Income tax benefit (expense)	(447)	—	(447)	254	(143)	111

Net earnings (loss)	(1,545)	(2,036)	(3,581)	(8,259)	918	(7,341)
Less net earnings (loss) attributable to noncontrolling interest	263	—	263	117	—	117

Net earnings (loss) attributable to PMFG	$(1,808)	$(2,036)	$(3,844)	$(8,376)	$918	$(7,458)

Basic earnings per share	$(0.09)		$(0.18)	$(0.40)		$(0.35)
Diluted earnings per share	$(0.09)		$(0.18)	$(0.40)		$(0.35)

Weighted-average shares outstanding
Basic	21,266		21,266	21,092		21,092
Diluted	21,266		21,266	21,092		21,092

Adjusted EBITDA
Net earnings (loss)			$(3,581)			$(7,341)
Depreciation and amortization			1,960			1,851
Interest expense, net			1,432			1,079
Income tax expense (benefit)			447			(111)

Adjusted EBITDA			$258			$(4,522)

Condensed Balance Sheet Information	March 28, 2015	June 28, 2014

Current assets	$105,886	$104,834
Non-current assets	61,075	62,389

Total assets	$166,961	$167,223

Current liabilities	$54,697	$49,725
Long term debt	12,748	14,149
Other non current liabilities	5,799	5,877
Total equity	93,717	97,472

Total liabilities and equity	$166,961	$167,223

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain events. A gain resulting from the sale of brands of the Company’s heat exchangers are excluded in the non-GAAP results for the three and nine months ended March 28, 2015. A one-time settlement with the Nitram selling shareholders to reimburse the Company for previously incurred warranty and environmental remediation and monitoring costs are excluded in the non-GAAP results for the nine months ended March 28, 2015. One-time costs associated with the purchase of Combustion Components Associates, Inc. and transitioning to our new manufacturing facilities offset by the gain on the sale of the former manufacturing facility in Denton, Texas, are excluded in the non-GAAP results for the three and nine months ended March 29, 2014. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.